Exhibit 10.53.2

YRC WORLDWIDE INC.

DIRECTOR COMPENSATION PLAN

Effective August 30, 2011

This Director Compensation Plan (this “Plan”) of YRC Worldwide Inc., a Delaware corporation (the “Company”), is adopted effective as of the date first set forth above and amends, restates and replaces any and all prior plans relating to the compensation payable to the Company’s directors.

1.	DEFINITIONS, ADMINISTRATION AND CONSTRUCTION

(a)	The following capitalized terms used in this Plan shall have the following meanings given to each of them in this Section 1(a):

“Board” means the Board of Directors of the Company.

“Committee” means any committee of the Board.

“Common Stock” means Company Common Stock, $0.01 par value per share.

“Compensation Committee” means the Compensation Committee of the Board.

“Equity Award” means an award of Common Stock or Common Stock derivatives to a Participant pursuant to the terms of this Plan and any equity incentive plan maintained by the Company.

“Participant” means a director of the Company who is not an employee of the Company.

“Secretary” means the Secretary of the Company.

(b)

The Compensation Committee shall administer this Plan. The Compensation Committee may adopt rules for the administration of this Plan as it may deem necessary or advisable. The Compensation Committee has full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted it under this Plan, including the authority to determine all facts, to interpret this Plan, to apply the terms of this Plan to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by this Plan, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this paragraph and elsewhere in this Plan. Notwithstanding any provision of law, or any explicit or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Compensation Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and beneficiaries, regardless of whether the Compensation Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Compensation Committee shall be subject to de novo review in any judicial proceeding. No final action, finding, interpretation, ruling or decision of the Compensation Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

(c)	Except as expressly stated to the contrary, references in this plan to “including” mean “including, without limitation” and to “persons” mean natural persons and legal entities.

2.	RETAINERS.

(a)	From time to time, the Board (or at its direction, the Compensation Committee) may set retainers for Participants for their service as a member of the Board or one or more of the Board’s Committees. The current retainers for Participants are listed on Exhibit A.

(b)	Annual retainers shall be paid in advance in quarterly installments on January 1, April 1, July 1 and October 1 (or on the first business day immediately following such payment date). A Participant who joins the Board mid-term shall receive a pro-rated retainer based on the number of days served during his/her initial term. The initial payment shall be made as soon as administratively practicable following the Participant’s commencement as a member of the Board.

3.	MEETING FEES AND EXPENSE REIMBURSEMENTS.

No additional compensation shall be paid for attending or participating in Board or Committee meetings. Participants will be reimbursed for reasonable business expenses, including travel expenses, incurred in the performance of their duties for the Company, including, without limitation, traveling to meetings.

4.	EQUITY AWARDS.

From time to time, the Board (or at its direction, the Compensation Committee) may make grants of Equity Awards to Participants as compensation for their service on the Board with such terms and conditions as are stated in the grant. The grant shall be made pursuant to this Plan and any equity incentive plan maintained by the Company. The current equity grants are summarized on Exhibit A.

5.	DEFERRAL OF EQUITY AWARDS.

(a)	Pursuant to a written election (a “Deferral Election”), a Participant may defer receipt of all or a portion of his/her Equity Awards, in accordance with this Section 5 and the rules prescribed by the Compensation Committee. The Company (or its designee) shall maintain an account for each Participant to record any Equity Awards so deferred.

(b)	A Participant must make a written Deferral Election no later than December 31 of the year preceding the year in which the Participant’s services are performed which give rise to the Equity Award (or such other time as permitted under Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (“Section 409A”)). For example, a Deferral Election for Equity Awards relating to services performed in 2012 must be made no later than December 31, 2011. Notwithstanding the foregoing, Participants who have become a director during a calendar year may make an election for the remaining portion of that year within 30 days of their election or appointment as a director (or such other time as permitted under Section 409A). Such election shall only apply with respect to services performed after the election. A form of the annual election is included in Exhibit B. This election must be delivered to the Secretary.

(c)	Upon the termination of the deferral period selected by the Participant, the Company shall issue and pay to the Participant the deferred shares and deferred dividends credited to the Participant’s deferred account (if any) within 30 days of such termination.

(d)	If the Company declares a dividend on its Common Stock, the Company shall create an account on the books of the Company reflecting the cash value of the dividend based upon the number of shares reflected in Participant’s stock account. No interest or other additions shall be credited on deferred dividends.

(e)	If a Participant dies, the Company shall pay any amounts deferred under this Plan to the beneficiary or beneficiaries, if any, that the Participant designates to the Secretary in writing during the Participant’s lifetime. During his/her lifetime, the Participant may revoke or change any designation of beneficiary by delivering the revocation or designation in writing to the Secretary. If no beneficiary is designated or survives the Participant, then the accounts shall be issued and paid to the Participant’s surviving spouse (or, if none, personal representative.)

(f)	The Participant understands that all Equity Awards deferred hereunder (i.e., the balance of his/her accounts) are unfunded, will be represented by appropriate bookkeeping entries and will be paid from the general assets of the Company when due pursuant to the terms of this Plan. Any such amounts due the Participant shall be unsecured, general obligations of the Company.

(g)	This Section 5 shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A. Neither the Company nor its directors, officers, executives, or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant as a result of the application of Section 409A. Notwithstanding anything in this Plan to the contrary, all payments and benefits under this Agreement that would constitute non-exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of the Participant’s termination of service on the Board, will not be payable or distributable to the Participant unless the circumstances giving rise to such termination of service meet any description or definition of “separation from service” in Section 409A (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

6.	GENERAL

(a)	Except by the laws of decent and distribution in the event of a Participant’s death, the rights and benefits of this Plan may not be assigned or otherwise transferred. A Participant shall cease to be a Participant under this Plan upon the Participant’s termination of his/her directorship with the Company whether by death, disability, retirement, resignation or removal.

(b)	Any notice to the Company that this Plan requires shall be in writing, addressed to the Secretary and be effective when the Secretary receives the notice.

(c)	This Plan and any determination or action taken respecting this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its law of conflicts of law.

Exhibit A

Annual Retainers

Board membership = $75,000 ($125,000 for the Chairperson of the Board)

Additional retainer for Audit/Ethics Committee Chairperson = $15,000

Additional retainer for other Committee Chairpersons = $10,000

Equity Awards

Following (i) the completion of the reverse merger of the Company into a subsidiary of the Company in which the Company survives the merger (the “Merger”), (ii) the Board’s adoption of a new equity incentive plan at the time of or following such Merger, and (iii) the effective date of a reverse stock split of the Company’s common stock following the Merger, each Participant shall receive a grant of restricted stock units (“RSUs”) equal to $100,000 divided by $0.1134 (the conversion ratio of the Company’s Series A Convertible Senior Secured Notes), proportionately adjusted to reflect the reverse stock split. The actual date of grant shall be determined by the Compensation Committee. One-third (1/3) of the RSUs will be vested on the grant date and the remaining RSUs will vest pro rata on the 1st and 2nd anniversaries of the date of grant.

With respect to the period beginning September 15, 2011, and ending on the date of the annual meeting of stockholders of the Company held in 2012, each Participant shall receive a grant of RSUs (pro rated for partial service during such period) equal to $83,333 divided by the 30 day average closing price preceding the date of grant. Such grant shall be made on the first business day following the annual meeting of stockholders of the Company held in 2012. One-third (1/3) of the RSUs will be vested on the grant date and the remaining RSUs will vest pro rata on the 1st and 2nd anniversaries of the date of grant.

On the first business day following the annual meeting of stockholders of the Company held in 2013 and each year thereafter, each Participant shall receive a grant of RSUs (pro rated for partial service during the immediately preceding Board term) equal to $100,000 divided by the 30 day average closing price preceding the date of grant. One-third (1/3) of the RSUs will be vested on the grant date and the remaining RSUs will vest pro rata on the 1st and 2nd anniversaries of the date of grant.

Termination of Board Membership:

•

If a Participant serves his full term as a member of the Board of Directors of the Company but either chooses not to stand for re-election or is not re-elected prior to the time all his RSUs are fully vested, the Participant’s non-vested RSUs shall continue to vest in accordance with the regular vesting schedule applicable to such RSUs and shall be converted to shares of the Company’s common stock and shall be delivered to the Participant at the time of vesting. The Participant also shall be entitled to receive a full RSU award with respect to his or her most recent term of service.

•

If a Participant’s service as a member of the Board of Directors ends due to the Participant’s death or disability, the Participant’s non-vested RSUs shall become vested and shall be converted to shares of the Company’s common stock and delivered to the Participant or beneficiary at the time of such death or disability. The Participant or beneficiary also shall be entitled to receive a full RSU award with respect to the current term then in effect.

•

If a Participant resigns prior to his/her full term, the Participant’s non-vested RSUs attributable to prior terms of service shall be forfeited (unless the Board determines otherwise) and the Participant shall be entitled to a pro rated RSU award with respect to his or her final term of service equal in value to: $100,000 times the Participant’s period of service during his or her final term times one-third (1/3). The Participant will not be entitled to the remaining two-thirds (2/3) of the RSU award attributable to his or her final term of service unless the Board determines otherwise.

•

If a Participant is involuntarily removed from the Board of Directors, the Participant’s non-vested RSUs attributable to prior terms of service shall be forfeited (unless the Board determines otherwise) and the Participant shall not be entitled to an RSU award with respect to his or her final term of service.

Exhibit B

ANNUAL DIRECTOR EQUITY DEFERRAL ELECTION FORM

To the Secretary of YRC Worldwide Inc.:

I irrevocably elect to defer payment of the following percentage of the Restricted Stock Units awarded to me for the 12-month term beginning in             (enter year):

☐	100%; or

☐	%

I further elect to receive payment of my deferred Restricted Stock Units upon the earliest of (i) my death, (ii) my disability, or (iii) the following date: (choose one)

☐	My termination of service with the Board for any other reason, except that any Restricted Stock Units that are not vested at my termination of service will be paid when the Restricted Stock Units otherwise vest; or

☐	On the earlier of: (a) January 1, (enter year) or (b) my termination of service with the Board for any other reason other reason, except that any Restricted Stock Units that are not vested at my termination of service will be paid when the Restricted Stock Units otherwise vest.

Notwithstanding the above, I understand that if I resign from the Board prior to the completion of a full term (other than due to disability) or if I am involuntarily removed from the Board, my non-vested Restricted Stock Units will be forfeited unless the Board determines otherwise.

This election supersedes any prior election that I have may made for the term identified above. This election must be signed and dated no later than December 31 preceding the commencement of the term.

Print Name:

Signature:

Date:

2011 ANNUAL DIRECTOR EQUITY DEFERRAL ELECTION FORM

To the Secretary of YRC Worldwide Inc.:

I irrevocably elect to defer payment of the following percentage of the Restricted Stock Units awarded to me with respect to my period of service beginning September 15, 2011, and ending on the date of the annual meeting of stockholders of the Company held in 2012.

☐	100%; or

☐	%

I further elect to receive payment of my deferred Restricted Stock Units upon the earliest of (i) my death, (ii) my disability, or (iii) the following date: (choose one)

☐	My termination of service with the Board for any other reason, except that any Restricted Stock Units that are not vested at my termination of service will be paid when the Restricted Stock Units otherwise vest; or

☐	On the earlier of: (a) January 1, (enter year) or (b) my termination of service with the Board for any other reason other reason, except that any Restricted Stock Units that are not vested at my termination of service will be paid when the Restricted Stock Units otherwise vest.

Notwithstanding the above, I understand that if I resign from the Board prior to the completion of a full term (other than due to disability) or if I am involuntarily removed from the Board, my non-vested Restricted Stock Units will be forfeited unless the Board determines otherwise.

This election supersedes any prior election that I have may made for the term identified above. This election must be signed and dated no later than September 15, 2011.

Print Name:

Signature:

Date: